UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) August 28, 2002
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             REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP - VI A
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             (Exact name of registrant as specified in its charter)



       Delaware                 0-17466                    16-1309987
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(State of organization)  (Commission File No.) (IRS Employer Identification No.)


2350 North Forest Road, Suite 12-A,Getzville, New York  14068
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(Address of principal executive offices)

(716) 636-0280
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(Registrant's telephone number)


Item 2.  Acquisition or Disposition of Assets.

In its December 31, 2001 Form 10-K and its March 31, 2002 and June 30, 2002 Form 10-Q, Realmark Property Investors Limited Partnership - VI A (the "Partnership") reported the existence of a contingent $2,440,000 sales agreement covering one of its properties, Beaver Creek Apartments. On August 28, 2002, the sale was consummated with an unaffiliated entity, BAR Ventures, LLC, for cash of $2,320,000, plus a $120,000 repair credit resulting in a net gain of approximately $850,000. After satisfaction of the $1,536,000 mortgage loan on the property, including a defeasance prepayment penalty, and payment of closing costs, the net cash proceeds available amounts to approximately $400,000, along with a note from the buyer for $350,000, before satisfaction of any remaining obligations related to the property. The note is secured by a second mortgage on Beaver Creek Apartments and a first mortgage on a home in Beaver, PA. The first $250,000 of the note will accrue interest at 7.5% per annum and is payable in monthly installments of $2,000 through August 28, 2005 at which time the remaining unpaid principal and any accrued interest are due and payable. The remaining $100,000 of the note is non-interest bearing and is due on August 28, 2005. However the payment of the $100,000 may be extended for up to 2 years by the buyer. If extended, the $100,000 of the note will bear interest at 7.5%. The sales proceeds will be used to satisfy any of the remaining net liabilities.

Item 7.  Financial Statements and Exhibits.

(b)  Pro forma financial information.

On a pro forma basis, if the sale of Beaver Creek had occurred on June 30, 2002 the date of the last balance sheet filed by the Partnership, that balance sheet would have shown: a decrease in cash and equivalents from $109,000 to $102,000; decreases in property of $1.2 million and in mortgage loans of $1.3 million; and a decrease in partnership capital of approximately $2,170,000.

If the property had been sold on January 1, 2001, the pro forma results of operations for the year ended December 31, 2001 would have been a net loss before equity in joint venture operations of $763,000, ($4.70 per limited partnership unit), resulting from decreases in revenue and expenses of $510,000 and $409,000, respectively. For the six months ended June 30, 2002, the pro forma net loss before equity in joint venture operations would have been $451,000 ($2.78 per limited partnership unit), instead of the $502,000 net loss before equity in joint venture operations reported, resulting from decreases in revenue and expenses of $223,000 and $274,000, respectively.

All of the foregoing pro forma operating data excludes the gain on disposition of the property and simply reflects the elimination of Beaver Creek Apartments' operating accounts from the consolidated historical results.

(c)  Exhibits.

(1) Real estate purchase agreement, between the Partnership's subsidiary, Realmark - Beaver, L.L.C., and Blaine A. Roberts on behalf of an entity eventually named BAR Ventures, LLC.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Realmark Property Investors Limited Partnership - VI A
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                      (Registrant)



/s/ Joseph M. Jayson                                               9/12/02
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Joseph M. Jayson, Individual General Partner                        (Date)



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